Exhibit 15
[Letterhead of Deloitte & Touche LLP, Atlanta, Georgia]
November 10, 2005
Delta Air Lines, Inc.
Atlanta, Georgia
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 10, 2005 (which report includes explanatory paragraphs relating to the Company’s filing a petition for reorganization under Chapter 11 of the United States Bankruptcy Code and its ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statement No. 333-123629 on Form S-3, Post-Effective Amendment No. 2 to Registration Statement No. 333-115206 on Form S-3, Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-121473 on
Form S-1 and Registration Statements No. 333-16471, 333-46904, 333-48718, 333-49553, 333-73856, 333-121482, 333-122714 and 333-128116 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP